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                                  EXHIBIT 99.1


                           SKYTEL COMMUNICATIONS, INC.
                                 200 SOUTH LAMAR
                                JACKSON, MS 39201





                                           March 9, 1999



To: ZipLink, Inc.


     I hereby consent to being named as a director nominee in the Registration Statement filed by ZipLink, Inc,. a Delaware corporation (the "Registrant"), and agree to serve as a director of the Registrant commencing immediately following the closing of the offering.

                                           Very truly yours,

                                           /s/ Jai P. Bhagat

                                           Jai P. Bhagat

JPB/dd